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                                                                     EXHIBIT 9.2

                         FORM OF VOTING TRUST AGREEMENT

     THIS AGREEMENT entered into as of the      day of               , is by and
among                  , residing at
                 , ("SHAREHOLDER"), and KEVIN J. KELLY, residing at ("TRUSTEE")

     WHEREAS, the SHAREHOLDER has subscribed and paid the requisite consideration for four hundred seventy-five thousand shares of the common stock of Telergy, Inc., (the "CORPORATION"), a New York corporation with offices at 5784 Widewaters Parkway, Syracuse, New York 13214, all of which shares the parties intend to be subject to this Agreement (the "SHARES").

     WHEREAS, the Shares constitute a minority stock interest in the CORPORATION of approximately sixteen percent; and

     WHEREAS, the parties desire to secure the continuity and stability of policy and management of the CORPORATION; and

     WHEREAS, the SHAREHOLDER wishes to convey to the TRUSTEE his rights to vote the Shares for a period of time; and

     WHEREAS, the TRUSTEE has agreed to act as voting trustee of the Shares


     NOW THEREFORE, it is agreed as follows:

     1.   THE TRANSFER OF SHARES TO TRUSTEE

          The SHAREHOLDER, simultaneously with the execution of this Agreement, shall assign and deliver the Shares to the TRUSTEE, to be held subject to the terms of this Agreement from the date hereof until March 15, 2003 and for such further periods of time as the SHAREHOLDER and the TRUSTEE may agree ("TERM"). The TRUSTEE shall immediately cause the Shares to be transferred to
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himself, as TRUSTEE, on the books of the Corporation, and shall properly endorse on all certificates held by him hereunder the following legend:

          This certificate is held subject to a certain Voting Trust Agreement dated February 14, 1997, copies of which are in the possession of Kevin J. Kelly, as Trustee, and filed with the records of the Corporation at its principal office.


The TRUSTEE shall issue and deliver to the SHAREHOLDER a voting trust certificate for the Shares, substantially in the form of attached Exhibit A.

     2.   VOTING

          At all meetings of Shareholders of the Corporation and in all proceedings affecting the Corporation wherein the vote or Written Consent of Shareholders of the Corporation may be required or authorized by law, the TRUSTEE shall have the exclusive right to vote the Shares, or give written consents in lieu of such voting, as he may determine in his sole discretion. The TRUSTEE agrees to consult periodically with the SHAREHOLDER as to the SHAREHOLDER'S views on matters affecting the Corporation, provided however, that the TRUSTEE shall be in no way bound by the SHAREHOLDER'S views. TRUSTEE shall have full powers of substitution and all powers the undersigned would have to represent and vote the shares of the Company held of record by the undersigned for the Term of this Agreement and shall have the power to pledge all powers conferred on the TRUSTEE herein pursuant to the Proxy and voting pledge requirements of a certain Note Purchase Agreement between Telergy, Inc. and Hyperion of New York, Inc.

     3.   LIABILITY AND POWERS OF TRUSTEE; SUCCESSOR TRUSTEE

          The TRUSTEE shall incur no responsibility as shareholder, trustee, or otherwise, except for his own individual malfeasance, and shall not be liable for the consequences of any vote cast in good faith by the TRUSTEE, including but not limited to the election of the TRUSTEE as a director or officer of the Corporation and the granting of compensation and benefits to directors and
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officers of the Corporation. The TRUSTEE shall serve as trustee without compensation. The TRUSTEE shall have the right to incur and pay such reasonable expenses and charges and to employ such professional counsel, as he may deem necessary and proper in performance of his duties hereunder. Any such charges and expenses may be charged to the SHAREHOLDER. The TRUSTEE may resign at any time. In the event of the resignation of the TRUSTEE or the inability of the TRUSTEE to perform his duties under this Agreement for any reason, Brian P. Kelly is hereby appointed as successor trustee and agrees to serve in such capacity and to be bound by the terms of this Agreement.

     4. DIVIDENDS

        The SHAREHOLDER shall be entitled to receive payments from the TRUSTEE equal to the Cash dividends received by the TRUSTEE on the Shares. If dividends are declared in voting stock of the Corporation, the TRUSTEE shall retain such stock, which shall be deemed to have been deposited under the terms of this Agreement, and shall be included within the definition of "SHARES". The TRUSTEE shall notify the SHAREHOLDER of the declaration of any such dividends. Stock dividends declared in stock without voting power shall be assigned immediately to the SHAREHOLDER by the TRUSTEE.

     5. EVENTS OF TERMINATION

        All voting rights conferred on the TRUSTEE hereunder shall immediately be restored to the SHAREHOLDER and this Voting Trust Agreement shall be terminated upon the occurrence of any of the following events ("EVENTS OF TERMINATION"):

        (a) In the event the Corporation redeems the Shares; or

        (b) March 15, 2003.
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6.   TERMINATION

     Upon the occurrence of an Event of Termination, this Agreement shall terminate and the TRUSTEE shall assign and deliver the Shares to the SHAREHOLDER.

7.   ASSIGNMENT OF SHARES

     Subject to compliance with applicable securities laws, the beneficial interest of any Shares deposited hereunder may be transferred by a separate instrument of assignment, which shall refer to the provisions of this Agreement which shall recite that the provisions of this Agreement continue to be binding upon such assignee.

8.   BINDING EFFECT

     This Agreement shall inure to the benefit of and be binding upon the SHAREHOLDER, his successors and assigns, and upon the TRUSTEE.

     IN WITNESS WHEREOF, the parties have signed this Agreement as of the date first written above.


                                        SHAREHOLDER:


                                        ----------------------------------


                                        TRUSTEE:


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The undersigned acknowledges and
agrees to the provisions of
Section 3 above with respect to his
nomination as a successor trustee.


/s/  Brian Kelly
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BRIAN P. KELLY